EXHIBIT A

TERMINATION & RELEASE AGREEMENT

THIS TERMINATION & RELEASE AGREEMENT MADE this 17th day of October 2005 by and between Sovereign Exploration Associates International Inc., a Pennsylvania corporation with offices at 503 Washington Ave., Ste 2D, Newtown, PA 18940 (“SEAI”).
AND
Charles Giannetto, James E. Jenkins (Giannetto and Jenkins collectively “Management”) and KMA Capital Partners Ltd. (“KMA”) individuals and a Florida LP located in Orlando, Florida. Management, KMA and SEAI collectively referred to as Parties.

WHEREAS, SEAI entered into an Exchange Agreement of even date with CALI Holdings Inc. to exchange SEAI for 90% ownership of CALI Holdings Inc. (the “Exchange” or “Exchange Agreement”) a publicly traded investment company (“CALI”), and

WHEREAS, Management and KMA consists of the management and consultants for and to CALI , and

WHEREAS, Management and KMA require termination payments in connection with foregoing the management of CALI after the Closing of the Exchange, and

WHEREAS, the respective representatives of Management, KMA and SEAI have had certain discussions regarding the Exchange and the termination of the contracts and the ownership interests of Management and KMA in CALI after the Exchange which the Parties now wish to reduce to writing in this Agreement.

NOW, THEREFORE IN CONSIDERATION OF THE MUTUAL PROMISES, REPRESENTATIONS, AND COVENANTS CONTAINED HEREIN, AND OTHER GOOD AND VALUABLE CONSIDERATION, THE PARTIES AGREE AS FOLLOWS:

Article 1.      Termination. At Closing SEAI (or its agents and nominees) shall pay to Charles Giannetto, James E. Jenkins and KMA, in total the sum of Six Hundred Thousand and no/100 dollars ($600,000) in complete termination and release of the Executive Management contracts from CALI to Giannetto and Jenkins and the consulting contract of CALI to KMA. Three Hundred Thousand ($300,000) shall be payable at Closing in wire transfer and the balance of $300,000 shall be paid on or before March 30, 2006.

Article 2.      Closing & Contingency . The Closing shall take place at the offices of CALI, or at such other time and place as the Parties mutually agree upon, but in no event later than October 17, 2005 (the “Closing”). The Parties agree that in the event the Exchange Agreement does not close for any reason then this Agreement shall be null and void and without any liability whatsoever to either Party and without Notice to any Party and shall simply terminate by the passage of time.

Article 3.      Equity. As part of said Termination and Release, at Closing, Giannetto, Jenkins and KMA shall receive a total of Five percent (5%) of common stock in CALI in the form of free trading Reg. E stock.

SEAI Initials _____	Mgmt Initials _____

Article 4.      Default and Cure. In the event a Party to this Agreement, fails or refuses to perform its respective obligations under this Agreement in a timely manner, then one Party may give Notice hereunder to the defaulting Party of default hereunder (“Default Notice”). Said Default Notice shall set forth with sufficient specificity and particularity the details of said default. The Party to whom said Default Notice is given shall have Thirty (30) days from the date of the delivery of the Default Notice to either (a) cure the deficiencies set forth in the Default Notice or (b) give written Reply to the Notice setting forth with particularity the reasons for the nonexistence of default or inability to cure the default(s). In the event the default(s) is not cured and the Parties cannot resolve their dispute through negotiations within Thirty (30) days of the Reply, then the Parties shall submit the dispute to binding arbitration under this Agreement.

Article 5.      Term, Termination and Effective Date. The effective date of this Agreement shall be from and after execution. This Agreement shall remain in full force and effect, unless terminated by mutual agreement of the Parties or terminated by the passage of time under Article 2.

Article 6.      Legal Counsel. Both Parties hereby acknowledge and agree they had full opportunity to seek legal counsel of their own choosing prior to execution of this Agreement.

Article 7.      Securities Laws and Regulation and Taxation . Both Parties hereby agree and acknowledge that the transfer of securities pursuant to this Agreement shall constitute an exempt under Sec 23 of the ICA.

Article 8.      Brokers and Indemnity. Both Parties hereby acknowledge and agree that there are no brokers, agents, or finders entitled to compensation or commission upon the closing of this Agreement, including but not limited to Don Dickson. SEAI. shall indemnify and hold harmless Management and KMA for any and all liability against a claim arising from a broker or agent.

Article 9.      Costs. The Parties shall bear their own legal and other costs in connection with the making and closing of this Agreement.

Article 10.      STANDARD TERMS and CONDITIONS and EXHIBITS. THE PARTIES AGREE “M” ATTACHED HERETO ON STANDARD TERMS AND CONDITIONS ARE DEEMED PART OF THIS AGREEMENT FOR ALL PURPOSES AS THOUGH FULLY SET FORTH HEREIN. FURTHER, THE PARTIES AGREE AND ACKNOWLEDGE THAT ANY OTHER EXHIBITS, ATTACHMENTS, OR SCHEDULES THAT ARE MADE A PART OF THIS AGREEMENT OR PROVIDED IN CONNECTION WITH THIS AGREEMENT ARE DEEMED TO BE A PART OF THIS AGREEMENT FOR ALL PURPOSES.

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IN WITNESS WHEREOF, THE PARTIES HAVE CAUSED THIS EXCHANGE AGREEMENT TO BE EXECUTED IN THEIR NAMES AND/OR BY AND THROUGH THEIR PROPERLY AND DULY AUTHORIZED REPRESENTATIVES ON THE DATE FIRST ABOVE WRITTEN.

SEAI:
Sovereign Exploration Associates International Inc.

By______________________________
 Robert D. Baca
 CEO

Management

___________________________
James E. Jenkins

___________________________
Charles Giannetto

KMA
KMA Capital Partners Ltd.

_________________________
Ellen Salisbury
General Partner

SEAI Initials _____	Mgmt Initials _____